Exhibit 3.3

FIRST AMENDMENT TO

LIMITED LIABILITY COMPANY AGREEMENT OF STOCKBRIDGE/SBE

INVESTMENT COMPANY, LLC

THIS FIRST AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT OF STOCKBRIDGE/SBE INVESTMENT COMPANY, LLC (this “Amendment”) is entered into as of February 21, 2014, by and between Stockbridge/SBE Voteco Company, LLC, a Delaware limited liability company (the “Class A Manager” or “Voteco”), and Stockbridge/SBE Intermediate Company, LLC, a Delaware limited liability company (the “Class B Member”).

R E C I T A L S

A. The Class A Member and the Class B Member are parties to that certain Limited Liability Company Agreement of Stockbridge/SBE Investment Company, LLC (“Company”) dated as of May 2, 2012 (the “Operating Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Operating Agreement.

B. In connection with the Company’s development and operation of the “SLS Hotel and Casino Las Vegas” located at Las Vegas Boulevard and Sahara Avenue, Las Vegas, Nevada, the Company, through one or more affiliates or subsidiaries, is or will be seeking to obtain a gaming license.

C. The Company desires to amend certain provisions of the Operating Agreement as a result of the change in composition of the Executive Committee of Voteco.

E. The Class A Member and the Class B Member now desire to amend the Operating Agreement effective as of the date hereof (the “Effective Date”), as more particularly set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, the following covenants and promises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Amendments to Operating Agreement.

a)	Section 1.01(a) of the Operating Agreement is hereby amended as follows:

The definition of “Hotel Management Agreement” is hereby amended by inserting the following after the word “manager” at the end of such definition: “, as amended, modified and/or supplemented from time to time.”

b)	Section 1.01(a) of the Operating Agreement is hereby amended to add the following new defined terms in proper alphabetical order:

“Voteco Board Member” has the meaning set forth in Section 8.01(b).

“Voteco Designee Board Member” has the meaning set forth in Section 8.01(b).

c)	The first two sentences of Section 8.01(b) of the Operating Agreement is hereby amended to read in its entirety as follows:

The Board shall be comprised of four (4) Persons (the “Board Members”), one (1) of which shall be the Stockbridge Executive Committee Member of Voteco (the “Voteco Board Member”), who shall initially be Terrence E. Fancher until Mr. Fancher resigns or is removed by the sole member of Voteco; one (1) of which shall be an individual designated by the Voteco Executive Committee Member(the “Voteco Designee Board Member”), who shall initially be Sam Nazarian until Mr. Nazarian resigns or is removed by the Voteco Executive Committee Member or a successor is designated by the Voteco Executive Committee Member; and two (2) of which shall be Independent Board Members, as designated pursuant to Section 8.03. After the Obligations have been paid in full, the Board shall be disbanded and only the Voteco Board Member and the Voteco Designee Board Member will have the authority to act as to all matters concerning the Company.

d)	The first sentence of Section 8.01(c) of the Operating Agreement is hereby amended to read in its entirety as follows:

The Voteco Board Member, the Voteco Designee Board Member or any other Board Member having a vote as to a matter in question shall be entitled to call meetings of the Board by sending a written notice (which may be delivered by e-mail) to each Board Member in accordance with this Section 8.01(c).

e)	Section 17.01 of the Operating Agreement is hereby amended to replace Davis Polk & Wardwell LLP as a recipient of a copy of notices, requests and other communications given to the Members with the following:

and with a copy to:

Gibson, Dunn & Crutcher LLP

333 South Grand Avenue

Los Angeles, CA 90071

Attention: Karen Bertero

Telephone: (213) 229-7360

Facsimile: (213) 229-7520

2. Ratification of Operating Agreement. The Company, the Manager, and the Member each hereby ratify and affirm the Operating Agreement, as amended hereby, and agree to perform each of their respective obligations set forth in the Operating Agreement. Except as set forth herein, the Operating Agreement shall remain unmodified and in full force and effect.

In the event of any inconsistency between the provisions of this Amendment and the provisions of the Operating Agreement, this Amendment shall control.

3. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute one agreement. To facilitate execution of this Amendment, copies of this Amendment, executed with original signatures of the parties and delivered by facsimile, telecopier or PDF file shall be deemed to constitute an original, duly authorized, irrevocable, actual delivery of this Amendment.

[Remainder of page is intentionally blank and signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

CLASS A MEMBER: STOCKBRIDGE/SBE VOTECO COMPANY, LLC, a Delaware limited liability company

By:	/s/ Darren Drake
Name:	Darren Drake
Title:	Vice President

CLASS B MEMBER: STOCKBRIDGE/SBE INTERMEDIATE COMPANY, LLC, a Delaware limited liability company

By:	Stockbridge/SBE Voteco Company, LLC, a Delaware limited liability company its manager

	By:	/s/ Darren Drake
	Name:	Darren Drake
	Title:	Vice President

Signature Page to First Amendment to

Limited Liability Company Agreement of Stockbridge/SBE Investment Company LLC